ACQUISITION AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 18, 2008

BETWEEN

NOBLE INNOVATIONS INC.

AND

NOBLE SYSTEMS INCORPORATED.

TABLE OF CONTENTS

ARTICLE 1. The Merger	1
Section 1.1.	The Merger	1
Section 1.2.	Effective Time	1
Section 1.3.	Closing of the Merger	1
Section 1.4.	Effects of the Merger	1
Section 1.5.	Board of Directors and Officers of Noble Innovations, Inc.	1
Section 1.6.	Conversion of Shares	2
Section 1.7.	Exchange of Certificates	2
Section 1.8.	Stock Options	3
Section 1.9.	Taking of Necessary Action; Further Action	3

ARTICLE 2. Representations and Warranties of Noble Innovations	3
Section 2.1.	Organization and Qualification	3
Section 2.2.	Capitalization of Noble Innovations	4
Section 2.3.	Authority Relative to this Agreement; Recommendation.	4
Section 2.4.	SEC Reports; Financial Statements	4
Section 2.5.	Information Supplied	5
Section 2.6.	Consents and Approvals; No Violations	5
Section 2.7.	No Default	5
Section 2.8.	No Undisclosed Liabilities; Absence of Changes	6
Section 2.9.	Litigation	6
Section 2.10.	Compliance with Applicable Law	6
Section 2.11.	Employee Benefit Plans; Labor Matters	7
Section 2.12.	Environmental Laws and Regulations	8
Section 2.13.	Tax Matters	8
Section 2.14.	Title To Property	8
Section 2.15.	Intellectual Property	9
Section 2.16.	Insurance	9
Section 2.17.	Vote Required	9
Section 2.18.	Tax Treatment	9
Section 2.19.	Affiliates	9
Section 2.20.	Certain Business Practices	9
Section 2.21.	Insider Interests	9
Section 2.22.	Opinion of Financial Adviser	9
Section 2.23.	Brokers	10
Section 2.24.	Disclosure	10
Section 2.25.	No Existing Discussion	10
Section 2.26.	Litigation	10

ARTICLE 3. Representations and Warranties of Noble Systems.	10

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Section 3.1.	Organization and Qualification	10
Section 3.2.	Capitalization of Noble Systems	11
Section 3.3.	Authority Relative to this Agreement; Recommendation	11
Section 3.4.	SEC Reports	12
Section 3.5.	Information Supplied	12
Section 3.6.	Consents and Approvals; No Violations	12
Section 3.7.	No Default	12
Section 3.8	No Undisclosed Liabilities; Absence of Changes	13
Section 3.9.	Litigation	13
Section 3.10.	Compliance with Applicable Law	13
Section 3.11.	Employee Benefit Plans; Labor Matters	13
Section 3.12.	Environmental Laws and Regulations	14
Section 3.13.	Tax Matters	15
Section 3.14.	Title to Property	15
Section 3.15.	Intellectual Property	15
Section 3.16.	Insurance	16
Section 3.17.	Vote Required	16
Section 3.18.	Tax Treatment	16
Section 3.19.	Affiliates	16
Section 3.20.	Certain Business Practices	16
Section 3.21.	Insider Interests	16
Section 3.22.	Opinion of Financial Adviser	16
Section 3.23.	Brokers	16
Section 3.24.	Disclosure	16
Section 3.25.	No Existing Discussions	16
Section 3.26.	Material Contracts	16

ARTICLE 4. Covenants	17
Section 4.1.	Conduct of Business of Noble Innovations	17
Section 4.2.	Conduct of Business of Noble Systems	18
Section 4.3.	Preparation of 8-K	20
Section 4.4.	Other Potential Acquirers	20
Section 4.5.	Meetings of Stockholders	20
Section 4.6.	OTC:BB	20
Section 4.7.	Access to Information	20
Section 4.8.	Additional Agreements; Reasonable Efforts.	21
Section 4.9.	Employee Benefits; Stock Option and Employee Purchase Plans	21
Section 4.10.	Public Announcements	21
Section 4.11.	Indemnification	21
Section 4.12.	Notification of Certain Matters	22
Section 4.13.	Affiliates	22

ARTICLE 5. Conditions to Consummation of the Merger	22
Section 5.1.	Conditions to Each Party's Obligations to Effect the Merger	22
Section 5.2.	Conditions to the Obligations of Noble Systems	23
Section 5.3.	Conditions to the Obligations of Noble Innovations	23

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ARTICLE 6. Termination; Amendment; Waiver                                                                                          23

Section 6.1.	Termination	23
Section 6.2.	Effect of Termination	24
Section 6.3.	Fees and Expenses	24
Section 6.4.	Amendment	24
Section 6.5.	Extension; Waiver	24

ARTICLE 7. Miscellaneous	25
Section 7.1.	Non-survival of Representations and Warranties	25
Section 7.2.	Entire Agreement; Assignment	25
Section 7.3.	Validity	25
Section 7.4.	Notices	25
Section 7.5.	Governing Law	25
Section 7.6.	Descriptive Headings	26
Section 7.7.	Parties in Interest	26
Section 7.8.	Certain Definitions	26
Section 7.9.	Personal Liability	26
Section 7.10.	Specific Performance	26
Section 7.11.	Counterparts	26

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), dated as of June 18, 2008, is between Noble Innovations Inc., a Nevada corporation ("Noble Innovations"), and Noble Systems Incorporated, a Delaware corporation ("Noble Systems").

Whereas, the Boards of Directors of Noble Innovations and Noble Systems each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

Whereas, Noble Innovations and Noble Systems desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Noble Innovations and Noble Systems hereby agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the state of Nevada (the "NGCL"), Noble Systems shall be merged with and into Noble Innovations (as defined below) (the ''Merger`). Following the Merger, Noble Innovations shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of Noble Systems shall cease. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of Noble Systems and Noble Innovations, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

Section 1.3. Closing of the Merger. The closing of the Merger (the “Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the “Closing Date"), at the offices of Stoecklein Law Group, 402 West Broadway, Suite 690, San Diego, California, 92101, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of Noble Systems shall vest in the Surviving Corporation, and all debts, liabilities and duties of Noble Systems shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Board of Directors and Officers of Noble Innovations. (a) The Noble Innovations Board of Directors at the time of the Merger shall remain the Board of Directors of Noble Innovations after the Merger until the annual stockholders meeting of Noble Innovations. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, James Cole shall remain as the sole officer and director of Noble Innovations until an election of new officers from the Board of Directors of Noble Innovations.

Section 1.6. Conversion of Shares.

(a) At the Effective Time, each share of common stock, par value $0.0001 per share of Noble Systems (individually a "Noble Systems Share" and collectively, the "Noble Systems Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Noble Systems, Noble Innovations, or the holder thereof, be converted into 1.15 shares of Noble Innovations Common Shares and shall become fully paid and non-assessable as set forth herein. Noble Innovations Common Shares and Noble Systems Common Shares are sometimes referred to collectively herein as "Common Shares."

(b) At the Effective Time, each Noble Systems Share held in the treasury of Noble Systems, by Noble Systems immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Noble Systems or Noble Innovations be canceled, retired and cease to exist and no payment shall be made with respect thereto.

Section 1.7. Exchange of Certificates.

(a) Prior to the Effective Time, Noble Innovations shall enter into an agreement with, and shall deposit with, Stoecklein Law Group, or such other agent or agents as may be satisfactory to Noble Innovations and Noble Systems (the "Exchange Agent'), for the benefit of the holders of Noble Systems Common Shares(the “Shares”), for exchange through the Exchange Agent in accordance with this Article I, certificates representing the appropriate number of Noble Innovations Shares to be issued to holders of Noble Systems Shares. In the event of the existence of partial shares, upon completion of the conversion, Noble Innovations shall issue sufficient additional shares through the Exchange Agent to round up the number of shares to avoid the issuance of partial shares.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Noble Systems Shares (the "Certificates") whose shares were converted into the right to receive Noble Innovations Shares pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Noble Systems and Noble Innovations may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Noble Innovations Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole Noble Innovations Shares and, if applicable, the rounding up shares as referenced above, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Noble Systems Shares which are not registered in the transfer records of Noble Systems, a certificate representing the proper number of Noble Innovations Shares may be issued to a transferee if the Certificate representing such Noble Systems Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or Noble Innovations to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Noble Innovations Shares as contemplated by this Section 1.7.

(c) No dividends or other distributions declared or made after the Effective Time with respect to Noble Innovations Shares with a record date after the Effective Time shall be paid to the holder of any un-surrendered Certificate with respect to the Noble Innovations Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(d) In the event that any Certificate for Noble Systems Shares or Noble Innovations Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such Noble Innovations Shares and cash in lieu of fractional Noble Innovations Shares, if any, as may be required pursuant to this Agreement; provided, however, that Noble Innovations or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(e) All Noble Innovations Shares issued upon the surrender for exchange of Noble Systems Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Noble Systems Shares. There shall be no further registration of transfers on the stock transfer books of either of Noble Systems or Noble Innovations of the Noble Systems Shares or Noble Innovations Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Noble Innovations for any reason, they shall be canceled and exchanged as provided in this Article I.

(f) No fractional Noble Innovations Shares shall be issued in the Merger, but in lieu thereof each holder of Noble Systems Shares otherwise entitled to a fractional Noble Innovations Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional Noble Innovations share, rounded up to the nearest number of shares, the “rounded up shares”.

Section 1.8. At the Effective Time, each outstanding option to purchase Noble Systems Shares, if any (a "Noble Systems Stock Option" or collectively, "Noble Systems Stock Options") issued pursuant to any Noble Systems Stock Option Plan or Noble Systems Long Term Incentive Plan whether vested or unvested, shall be cancelled.

Section 1.9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, Noble Systems or Noble Innovations reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest Noble Innovations with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Noble Systems, the officers and directors of Noble Innovations and Noble Systems are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2

Representations and Warranties of Noble Innovations

Except as set forth on the Disclosure Schedule delivered by Noble Innovations to Noble Systems (the "Noble Innovations Disclosure Schedule"), Noble Innovations hereby represents and warrants to Noble Systems as follows:

Section 2.1. Organization and Qualification.

(a) Noble Innovations is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on Noble Innovations. When used in connection with Noble Innovations, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of Noble Innovations, other than any change or effect arising out of general economic conditions unrelated to any business in which Noble Innovations is engaged, or (ii) that may impair the ability of Noble Innovations to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) Noble Innovations has heretofore delivered to Noble Systems accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of Noble Innovations. Except as set forth on Schedule 2.1 of the Noble Innovations Disclosure Schedule, Noble Innovations is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Noble Innovations.

Section 2.2. Capitalization of Noble Innovations.

(a) The authorized capital stock of Noble Innovations consists of: (i) Fifty Million (50,000,000) Noble Innovations Common Shares, of which, as of June 9, 2008, 335,911 Noble Innovations Common Shares were issued and outstanding, and no Noble Innovations Shares were held in treasury; and, (ii) Ten Million (10,000,000) Noble Innovations Preferred Shares, of which, as of June 12, 2008, 400,000 Preferred Shares issued and outstanding, whereby all rights and preferences are described on Schedule 2.2(a). All of the outstanding Noble Innovations Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of Noble Innovations, (ii) securities of Noble Innovations convertible into or exchangeable for shares of capital stock or voting securities of Noble Innovations, (iii) options or other rights to acquire from Noble Innovations and, except as described in the Noble Innovations SEC Reports (as defined below), no obligations of Noble Innovations to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Noble Innovations, and (iv) equity equivalents, interests in the ownership or earnings of Noble Innovations or other similar rights (collectively, "Noble Innovations Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the Noble Innovations Disclosure Schedule there are no outstanding obligations of Noble Innovations or its subsidiaries to repurchase, redeem or otherwise acquire any Noble Innovations Securities or stockholder agreements, voting trusts or other agreements or understandings to which Noble Innovations is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Noble Innovations. For purposes of this Agreement, ''Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The Noble Innovations Common Shares, described above, constitute the only class of equity securities of Noble Innovations registered or required to be registered under the Exchange Act.

(c) Noble Innovations does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 2.3. Authority Relative to this Agreement; Recommendation.

(a) Noble Innovations has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Noble Innovations (the "Noble Innovations Board") and no other corporate proceedings on the part of Noble Innovations are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding Noble Innovations Shares. This Agreement has been duly and validly executed and delivered by Noble Innovations and constitutes a valid, legal and binding agreement of Noble Innovations, enforceable against Noble Innovations in accordance with its terms.

(b) The Noble Innovations Board has resolved to recommend that the stockholders of Noble Innovations approve and adopt this Agreement.

Section 2.4. SEC Reports; Financial Statements.

(a) Noble Innovations has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since its inception, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. Noble Innovations has heretofore delivered or promptly will deliver prior to the Effective Date to Noble Systems, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, (ii) all definitive proxy statements relating to Noble Innovations’ meetings of stockholders (whether annual or special) held since December

31, 2007, if any, and (iii) all other reports or registration statements filed by Noble Innovations with the SEC since December 31, 2007 (all of the foregoing, collectively, the "Noble Innovations SEC Reports"). None of such Noble Innovations SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Noble Innovations included in the Noble Innovations SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Noble Innovations as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Noble Innovations SEC Reports have been so filed.

(b) Noble Innovations has heretofore made available or promptly will make available to Noble Systems a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Noble Innovations with the SEC pursuant to the Exchange Act.

Section 2.5. Information Supplied. None of the information supplied or to be supplied by Noble Innovations will at the date mailed to stockholders of Noble Innovations and at the times of the meeting or meetings or at the time consent in lieu of meetings of stockholders of Noble Innovations to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ''HSR Act''), the rules of the Financial Industry Regulatory Authority ("FINRA"), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the Noble Innovations Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by Noble Innovations of this Agreement or the consummation by Noble Innovations of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Noble Innovations.

Except as set forth in Section 2.6 of the Noble Innovations Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Noble Innovations nor the consummation by Noble Innovations of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Noble Innovations, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Noble Innovations is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Noble Innovations or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on Noble Innovations.

Section 2.7. No Default. Except as set forth in Section 2.7 of the Noble Innovations Disclosure Schedule, Noble Innovations is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Noble Innovations is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to Noble Innovations or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on Noble Innovations. Except as set forth in Section 2.7 of the Noble Innovations Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Noble Innovations is now a party or by which its respective properties or assets may be bound that is material to Noble Innovations and that has not expired is in full force and effect and is not subject to any material default thereunder of which Noble Innovations is aware by any party obligated to Noble Innovations thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the Noble Innovations Disclosure Schedule and except as and to the extent publicly disclosed by Noble Innovations in the Noble Innovations SEC Reports, as of December 31, 2007, Noble Innovations does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of Noble Innovations (including the notes thereto) or which would have a Material Adverse Effect on Noble Innovations. Except as publicly disclosed by Noble Innovations, since December 31, 2007, Noble Innovations has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Noble Innovations having or which reasonably could be expected to have, a Material Adverse Effect on Noble Innovations. Except as and to the extent publicly disclosed by Noble Innovations in the Noble Innovations SEC Reports and except as set forth in Section 2.8 of the Noble Innovations Disclosure Schedule, since December 31, 2007, there has not been (i) any material change by Noble Innovations in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by Noble Innovations of any of its assets having a Material Adverse Effect on Noble Innovations, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. Except as publicly disclosed by Noble Innovations in the Noble Innovations SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Noble Innovations, threatened against Noble Innovations or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Noble Innovations or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Noble Innovations in the Noble Innovations SEC Reports, Noble Innovations is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Noble Innovations or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by Noble Innovations in the Noble Innovations SEC Reports, Noble Innovations holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'Noble Innovations Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on Noble Innovations. Except as publicly disclosed by Noble Innovations in the Noble Innovations SEC Reports, Noble Innovations is in compliance with the terms of the Noble Innovations Permits, except where the failure so to comply would not have a Material Adverse Effect on Noble Innovations. Except as publicly disclosed by Noble Innovations in the Noble Innovations SEC Reports, the business of Noble Innovations is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Noble Innovations. Except as publicly disclosed by Noble Innovations in the Noble Innovations SEC Reports, no investigation or review by any Governmental Entity with respect to Noble Innovations is pending or, to the knowledge of Noble Innovations, threatened, nor, to the knowledge of Noble Innovations, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which Noble Innovations reasonably believes will not have a Material Adverse Effect on Noble Innovations.

Section 2.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the Noble Innovations Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by Noble Innovations or any entity required to be aggregated with Noble Innovations pursuant to Section 414 of the Code (each, a "Noble Innovations Employee Plan"), no event has occurred and to the knowledge of Noble Innovations, no condition or set of circumstances exists in connection with which Noble Innovations could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on Noble Innovations.

(b) (i) No Noble Innovations Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each Noble Innovations Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the Noble Innovations Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any Noble Innovations Stock Options, together with the number of Noble Innovations Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the Noble Innovations Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. Noble Innovations has furnished Noble Systems with complete copies of the plans pursuant to which the Noble Innovations Stock Options were issued. Other than the automatic vesting of Noble Innovations Stock Options that may occur without any action on the part of Noble Innovations or its officers or directors, Noble Innovations has not taken any action that would result in any Noble Innovations Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) Noble Innovations has made available to Noble Systems (i) a description of the terms of employment and compensation arrangements of all officers of Noble Innovations and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating Noble Innovations to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of Noble Innovations who have executed a non-competition agreement with Noble Innovations and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of Noble Innovations with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of Noble Innovations with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the Noble Innovations Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any Noble Innovations Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of Noble Innovations, threatened, between Noble Innovations and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Noble Innovations. Neither Noble Innovations nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Noble Innovations or any of its subsidiaries (and neither Noble Innovations nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does Noble Innovations know of any activities or proceedings of any labor union to organize any of its or employees. Noble Innovations has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) Except as publicly disclosed by Noble Innovations in the Noble Innovations SEC Reports, (i) Noble Innovations is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on Noble Innovations, which compliance includes, but is not limited to, the possession by Noble Innovations of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) Noble Innovations has not received written notice of, or, to the knowledge of Noble Innovations, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an ''Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on Noble Innovations; and (iii) to the knowledge of Noble Innovations, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by Noble Innovations, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on Noble Innovations that are pending or, to the knowledge of Noble Innovations, threatened against Noble Innovations or, to the knowledge of Noble Innovations, against any person or entity whose liability for any Environmental Claim Noble Innovations has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the Noble Innovations Disclosure Schedule: (i) Noble Innovations has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of Noble Innovations and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to Noble Innovations have been paid in full or have been provided for in accordance with GAAP on Noble Innovations' most recent balance sheet which is part of the Noble Innovations SEC Documents. (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to Noble Innovations; (iv) to the knowledge of Noble Innovations none of the Tax Returns of or with respect to Noble Innovations is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to Noble Innovations which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. Noble Innovations has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Noble Innovations; and, to Noble Innovations' knowledge, all leases pursuant to which Noble Innovations leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Noble Innovations, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which Noble Innovations has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on Noble Innovations.

Section 2.15. Intellectual Property.

(a) Noble Innovations owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor that are material to its business as currently conducted (the "Noble Innovations Intellectual Property Rights").

(b) The validity of the Noble Innovations Intellectual Property Rights and the title thereto of Noble Innovations is not being questioned in any litigation to which Noble Innovations is a party.

(c) Except as set forth in Section 2.15(c) of the Noble Innovations Disclosure Schedule, the conduct of the business of Noble Innovations as now conducted does not, to Noble Innovations' knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any Noble Innovations Intellectual Property Rights.

(d) Noble Innovations has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where Noble Innovations has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. Noble Innovations currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding Noble Innovations Common and Preferred Shares is the only vote of the holders of any class or series of Noble Innovations' capital stock necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment. Neither Noble Innovations nor, to the knowledge of Noble Innovations, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 2.19. Affiliates. Except for Principal Noble Innovations Stockholder ("PNIS") and the directors and executive officers of Noble Innovations, each of whom is listed in Section 2.19 of the Noble Innovations Disclosure Schedule, there are no persons who, to the knowledge of Noble Innovations, may be deemed to be affiliates of Noble Innovations under Rule 1-02(b) of Regulation S-X of the SEC (the "Noble Innovations Affiliates").

Section 2.20. Certain Business Practices. None of Noble Innovations or any directors, officers, agents or employees of Noble Innovations has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the Noble Innovations Disclosure Schedule, neither PNIS nor any officer or director of Noble Innovations has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Noble Innovations Intellectual Property Rights, used in or pertaining to the business of Noble Innovations, expect for the ordinary rights of a stockholder or employee stock option holder.

Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the Noble Innovations Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of Noble Innovations Shares.

Section 2.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Noble Innovations.

Section 2.24. Disclosure. No representation or warranty of Noble Innovations in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to Noble Systems pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, Noble Innovations is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition.

Section 2.26. Material Contracts.

(a) Noble Innovations has delivered or otherwise made available to Noble Systems true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which Noble Innovations is a party affecting the obligations of any party thereunder) to which Noble Innovations is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of Noble Innovations taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of Noble Innovations taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which Noble Innovations is a party involving employees of Noble Innovations); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since December 31, 2006; (vi) contracts or agreements with any Governmental Entity. and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "Noble Innovations Contracts"). Noble Innovations is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the Noble Innovations Contracts is valid and enforceable in accordance with its terms, and there is no default under any Noble Innovations Contract so listed either by Noble Innovations or, to the knowledge of Noble Innovations, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Noble Innovations or, to the knowledge of Noble Innovations, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on Noble Innovations.

(c) No party to any such Noble Innovations Contract has given notice to Noble Innovations of or made a claim against Noble Innovations with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on Noble Innovations.

ARTICLE 3

Representations and Warranties of Noble Systems

Except as set forth on the Disclosure Schedule delivered by Noble Systems to Noble Innovations (the "Noble Systems Disclosure Schedule"), Noble Systems hereby represents and warrants to Noble Innovations as follows:

Section 3.1. Organization and Qualification.

(a) Each of Noble Systems and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material

Adverse Effect (as defined below) on Noble Systems. When used in connection with Noble Systems, the term "Material Adverse Effect'' means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of Noble Systems and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Noble Systems and its subsidiaries are engaged, or (ii) that may impair the ability of Noble Systems to consummate the transactions contemplated hereby.

(b) Noble Systems has heretofore delivered to Noble Innovations accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of Noble Systems. Each of Noble Systems and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Noble Systems.

Section 3.2. Capitalization of Noble Systems.

(a) As of March 31, 2008, the authorized capital stock of Noble Systems consists of; (i) Twenty Million (20,000,000) Noble Systems Common Shares, $0.0001 par value, 9,998,354 Common Shares were issued and were outstanding. All of the outstanding Noble Systems Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(b) of the Noble Systems Disclosure Schedule, Noble Systems is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

(c) Except as set forth in Section 3.2(c) of the Noble Systems Disclosure Schedule, between June 1, 2008 and the date hereof, no shares of Noble Systems' capital stock have been issued and no Noble Systems Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of Noble Systems, (ii) securities of Noble Systems or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Noble Systems, (iii) options or other rights to acquire from Noble Systems or its subsidiaries, or obligations of Noble Systems or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Noble Systems, or (iv) equity equivalents, interests in the ownership or earnings of Noble Systems or its subsidiaries or other similar rights (collectively, "Noble Systems Securities"). As of the date hereof, there are no outstanding obligations of Noble Systems or any of its subsidiaries to repurchase, redeem or otherwise acquire any Noble Systems Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Noble Systems is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Noble Systems.

(d) Except as set forth in Section 3.2(d) of the Noble Systems Disclosure Schedule, there are no securities of Noble Systems convertible into or exchangeable for, no options or other rights to acquire from Noble Systems, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of Noble Systems.

(e) The Noble Systems Shares constitute the only class of equity securities of Noble Systems or its subsidiaries.

(f) Except as set forth in Section 3.2(f) of the Noble Systems Disclosure Schedule, Noble Systems does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) Noble Systems has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of

Directors of Noble Systems (the "Noble Systems Board"), and no other corporate proceedings on the part of Noble Systems are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding Noble Systems Shares. This Agreement has been duly and validly executed and delivered by Noble Systems and constitutes a valid, legal and binding agreement of Noble Systems, enforceable against Noble Systems in accordance with its terms.

(b) The Noble Systems Board has resolved to recommend that the stockholders of Noble Systems approve and adopt this Agreement.

Section 3.4. SEC Reports. Noble Systems is not required to file forms, reports and documents with the SEC.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by Noble Systems for inclusion or incorporation by reference to (i) the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Shareholder Letter will, at the date mailed to stockholders of Noble Innovations, if any, and at the times of the meeting or meetings of stockholders of Noble Innovations to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Shareholder, insofar as it relates to the meeting of Noble Systems' stockholders to vote on the Merger, will comply as to form in all material respects with the provisions Delaware law thereunder and the rules and regulations thereunder of Form 8-K will comply in all material respects with the provisions of the Securities Act .

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the Noble Systems Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the FINRA, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Noble Systems of this Agreement or the consummation by Noble Systems of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Noble Systems.

Neither the execution, delivery and performance of this Agreement by Noble Systems nor the consummation by Noble Systems of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Noble Systems or any of Noble Systems' subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Noble Systems or any of Noble Systems’ subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Noble Systems or any of Noble Systems's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on Noble Systems.

Section 3.7. No Default. None of Noble Systems or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Noble Systems or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Noble Systems, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on Noble Systems. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Noble Systems or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to Noble Systems and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which Noble Systems is aware by any party obligated to Noble Systems or any subsidiary thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by Noble Systems in the Noble Systems Disclosure Schedule, none of Noble Systems or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Noble Systems and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on Noble Systems. Except as disclosed by Noble Systems, none of Noble Systems or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Noble Systems or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on Noble Systems. Except as and to the extent disclosed by Noble Systems there has not been (i) any material change by Noble Systems in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by Noble Systems of any of its assets having a Material Adverse Effect on Noble Systems, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the Noble Systems Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Noble Systems, threatened against Noble Systems or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Noble Systems or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by Noble Systems, none of Noble Systems or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Noble Systems or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by Noble Systems, Noble Systems and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Noble Systems Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on Noble Systems. Except as disclosed by Noble Systems, Noble Systems and its subsidiaries are in compliance with the terms of the Noble Systems Permits, except where the failure so to comply would not have a Material Adverse Effect on Noble Systems. Except as disclosed by Noble Systems, the businesses of Noble Systems and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws (as defined in Section 3.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Noble Systems. Except as disclosed by Noble Systems no investigation or review by any Governmental Entity with respect to Noble Systems or its subsidiaries is pending or, to the knowledge of Noble Systems, threatened, nor, to the knowledge of Noble Systems, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which Noble Systems reasonably believes will not have a Material Adverse Effect on Noble Systems.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by Noble Systems, any of its subsidiaries or any entity required to be aggregated with Noble Systems or any of its subsidiaries pursuant to Section 414 of the Code (each, a "Noble Systems Employee Plan"), no event has occurred and, to the knowledge of Noble Systems, no condition or set of circumstances exists in connection with which Noble Systems or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on Noble Systems.

(b) (i) No Noble Systems Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each Noble Systems Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the Noble Systems Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any Noble Systems Stock Options, together with the number of Noble Systems Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the Noble Systems Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. Noble Systems has furnished Noble Innovations with complete copies of the plans pursuant to which the Noble Systems Stock Options were issued. Other than the automatic vesting of Noble Systems Stock Options that may occur without any action on the part of Noble Systems or its officers or directors, Noble Systems has not taken any action that would result in any Noble Systems Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) Noble Systems has made available to Noble Innovations (i) a description of the terms of employment and compensation arrangements of all officers of Noble Systems and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating Noble Systems to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of Noble Systems who have executed a non-competition agreement with Noble Systems and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of Noble Systems with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the Noble Systems with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 3.11(e) of the Noble Systems Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any Noble Systems Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of Noble Systems threatened, between Noble Systems or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Noble Systems. Neither Noble Systems nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Noble Systems or any of its subsidiaries (and neither Noble Systems nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does Noble Systems know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. Noble Systems has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by Noble Systems, (i) each of Noble Systems and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on Noble Systems, which compliance includes, but is not limited to, the possession by Noble Systems and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of Noble Systems or its subsidiaries has received written notice of, or, to the knowledge of Noble Systems, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on Noble Systems; and (iii) to the knowledge of Noble Systems, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by Noble Systems, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on Noble Systems that are pending or, to the knowledge of Noble Systems, threatened against Noble Systems or any of its subsidiaries or, to the knowledge of Noble Systems, against any person or entity whose liability for any Environmental Claim Noble Systems or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Schedule 3.13 of the Noble Systems Disclosure Schedule: (i) Noble Systems and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of Noble Systems and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to Noble Systems and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on Noble Systems' most recent balance sheet which is part of the Noble Systems SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to Noble Systems or its subsidiaries; (iv) to the knowledge of Noble Systems none of the Tax Returns of or with respect to Noble Systems or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to Noble Systems or any of its subsidiaries which has not been abated or paid in full.

Section 3.14. Title to Property. Noble Systems and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Noble Systems; and, to Noble Systems' knowledge, all leases pursuant to which Noble Systems or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Noble Systems, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Noble Systems or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on Noble Systems.

Section 3.15. Intellectual Property.

(a) Each of Noble Systems and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "Noble Systems Intellectual Property Rights").

(b) Except as set forth in Section 3.15(b) of the Noble Systems Disclosure Schedule the validity of the Noble Systems Intellectual Property Rights and the title thereto of Noble Systems or any subsidiary, as the case may be, is not being questioned in any litigation to which Noble Systems or any subsidiary is a party.

(c) The conduct of the business of Noble Systems and its subsidiaries as now conducted does not, to Noble Systems’ knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Noble Systems Intellectual Property Rights.

(d) Each of Noble Systems and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where Noble Systems has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. Noble Systems and its subsidiaries do not maintain general liability and other business insurance that Noble Systems believes to be reasonably prudent for its business.

Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding Noble Systems Shares is the only vote of the holders of any class or series of Noble Systems' capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment. Neither Noble Systems nor, to the knowledge of Noble Systems, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.19. Affiliates. Except for the directors and executive officers of Noble Systems, each of whom is listed in Section 3.19 of the Noble Systems Disclosure Schedule, there are no persons who, to the knowledge of Noble Systems, may be deemed to be affiliates of Noble Systems under Rule 102(b) of Regulation S-X of the SEC (the "Noble Systems Affiliates").

Section 3.20. Certain Business Practices. None of Noble Systems, any of its subsidiaries or any directors, officers, agents or employees of Noble Systems or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the Noble Systems Disclosure Schedule, no officer or director of Noble Systems has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Noble Systems Intellectual Property Rights, used in or pertaining to the business of Noble Systems or any subsidiary, except for the ordinary rights of a stockholder or employee stock option holder.

Section 3.22. Opinion of Financial Adviser. The chief executive officer will have delivered to the Noble Systems’ Board its written statement dated as of the date of this Agreement, to the effect that, as of such date the exchange ratio contemplated by the Merger has been evaluated by Noble Systems staff, that opinion of a financial adviser was utilized to determine the fairness to the holders of Noble Systems Shares.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Noble Systems.

Section 3.24. Disclosure. No representation or warranty of Noble Systems in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to Noble Innovations pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, Noble Systems is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 3.26. Material Contracts.

(a) Noble Systems has delivered or otherwise made available to Noble Innovations true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which Noble Systems is a party affecting the obligations of any party thereunder) to which Noble Systems or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of Noble Systems and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of Noble Systems and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which Noble Systems is a party involving employees of Noble Systems); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the 'Noble Systems Contracts"). Neither Noble Systems nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the Noble Systems Contracts is valid and enforceable in accordance with its terms, and there is no default under any Noble Systems Contract so listed either by Noble Systems or, to the knowledge of Noble Systems, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Noble Systems or, to the knowledge of Noble Systems, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on Noble Systems.

(c) No party to any such Noble Systems Contract has given notice to Noble Systems of or made a claim against Noble Systems with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on Noble Systems.

ARTICLE 4

Covenants

Section 4.1. Conduct of Business of Noble Innovations. Except as contemplated by this Agreement or as described in Section 4.1 of the Noble Innovations Disclosure Schedule, during the period from the date hereof to the Effective Time, Noble Innovations will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the Noble Innovations Disclosure Schedule, prior to the Effective Time, Noble Innovations will not, without the prior written consent of Noble Systems:

(a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of the Noble Innovations Warrants, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights).

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Noble Innovations (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person. (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of Noble Innovations; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent Noble Innovations from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2008 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2008 in amounts previously disclosed to Noble Systems (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to Noble Innovations);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Noble Innovations; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to Noble Innovations;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on Noble Innovations;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of Noble Systems. Except as contemplated by this Agreement or as described in Section 4.2 of the Noble Systems Disclosure Schedule during the period from the date hereof to the Effective Time, Noble Systems will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the Noble Systems Disclosure Schedule, prior to the Effective Time, Noble Systems will not, without the prior written consent of:

(a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any Noble Systems Warrants, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation), any stock options or stock appreciation rights;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of Noble Systems (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of Noble Systems or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Noble Systems; (iii) authorize any new capital expenditure or expenditures;

(k) make any tax election or settle or compromise any income tax liability material to Noble Systems and its subsidiaries taken as a whole;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on Noble Systems;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the Noble Systems contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of 8-K. Noble Innovations shall promptly prepare and file with the SEC the Form 8-K, setting forth the disclosure of the Agreements as contemplated herein, if required by counsel.

Section 4.4. Other Potential Acquirers.

(a) Noble Systems, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders. Each of Noble Systems and Noble Innovations shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, or in accordance with the applicable majority consent provided by the General Corporation Law of the respective state, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of Noble Innovations and the Delaware General Corporation Law of its respective state, and its charter and bylaws, in the case of Noble Systems. Noble Innovations and Noble Systems will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters

Section 4.6. OTC:BB. The parties shall use all reasonable efforts to continue to cause the Noble Innovations Shares to be issued in the Merger to be quoted on the Over The Counter Bulletin Board.

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, Noble Innovations will give Noble Systems and its authorized representatives, and Noble Systems will give Noble Innovations and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, Noble Innovations shall furnish to Noble Systems, and Noble Systems will furnish to Noble Innovations, within 25 business days after the end of each calendar month (commencing with June 2008, an unaudited balance sheet of the party furnishing such information as of the end of the such month and the related statements of earnings, stockholders' equity (deficit) and, within 25 business days after the end of each calendar quarter cash flows for the quarter then ended, each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly or quarterly financial statements. All the foregoing shall be in accordance with the books and records of the party furnishing such information and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Noble Systems and Noble Innovations agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. Prior to the Effective Time, Noble Innovations will take or cause to be taken all action necessary to adopt and or revise the employment agreements of any key executives of Noble Systems. It is the parties' present intent to provide after the Effective Time to employees of Noble Systems employee benefit plans (other than stock option or other plans involving the potential issuance of securities of Noble Innovations) which, in the aggregate, are not less favorable than those currently provided by Noble Systems. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 4.10. Public Announcements. Noble Systems, and Noble Innovations will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any requirements of FINRA as determined by Noble Systems or Noble Innovations.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, Noble Innovations shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the ''Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Noble Innovations shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Noble Innovations, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) Noble Innovations will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and Noble Innovations' certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Noble Innovations and the Indemnified Party; provided, however, that Noble Innovations shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

(b) In the event Noble Innovations or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Noble Innovations shall assume the obligations set forth in this Section 4.11.

(c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of Noble Innovations and Noble Systems and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in Noble Innovations' and Noble Systems' certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than 3 years from the Effective Time.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5

Conditions to Consummation of the Merger

Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of Noble Innovations and Noble Systems;

(b) this Agreement shall have been approved and adopted by the Board of Directors of Noble Innovations and Noble Systems;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

(e) subsequent to the Closing as anticipated herein, Noble Systems shall provide pro forma financial statements and audited financial statements as required pursuant to the Exchange Act of 1934.

Section 5.2. Conditions to the Obligations of Noble Systems. The obligation of Noble Systems to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of Noble Systems contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on Noble Systems) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing, Noble Systems shall have delivered to Noble Innovations a certificate to that effect;

(b) each of the covenants and obligations of Noble Systems to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing, Noble Systems shall have delivered to Noble Innovations a certificate to that effect;

(d) Noble Systems shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of Noble Systems under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Noble Innovations, individually or in the aggregate, have a Material Adverse Effect on Noble Systems; and

(d) there shall have been no events, changes or effects with respect to Noble Systems or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Noble Systems.

Section 5.3. Conditions to the Obligations of Noble Innovations. The respective obligations of Noble Innovations to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of Noble Innovations contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on Noble Innovations) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing, Noble Innovations shall have delivered to Noble Systems a certificate to that effect;

(b) each of the covenants and obligations of Noble Innovations to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing, Noble Innovations shall have delivered to Noble Systems a certificate to that effect; and

(c) there shall have been no events, changes or effects with respect to Noble Innovations having or which could reasonably be expected to have a Material Adverse Effect on Noble Innovations.

ARTICLE 6

Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by Noble Innovations' or Noble Systems' stockholders:

(a) by mutual written consent of Noble Innovations and Noble Systems;

(b) by Noble Systems or Noble Innovations if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable or (ii) the Merger has not been consummated by June 30, 2008; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by Noble Innovations if (i) there shall have been a breach of any representation or warranty on the part of Noble Systems set forth in this Agreement, or if any representation or warranty of Noble Systems shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by June 30, 2008 (or as otherwise extended), (ii) there shall have been a breach by Noble Systems of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Noble Systems or materially adversely affecting (or materially delaying) the consummation of the Merger, and Noble Systems, as the case may be, has not cured such breach within 20 business days after notice by Noble Innovations thereof, provided that Noble Innovations has not breached any of its obligations hereunder, (iii) Noble Innovations shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; (iv) Noble Innovations shall have failed to obtain a majority consent to obtain the requisite vote, or (v) Noble Innovations shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

(d) by Noble Systems if (i) there shall have been a breach of any representation or warranty on the part of Noble Innovations set forth in this Agreement, or if any representation or warranty of Noble Innovations shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by June 30, 2008 (or as otherwise extended), (ii) there shall have been a breach by Noble Innovations of its covenants or agreements hereunder having a Material Adverse Effect on Noble Innovations or materially adversely affecting (or materially delaying) the consummation of the Merger, and Noble Innovations, as the case may be, has not cured such breach within twenty business days after notice by Noble Systems thereof, provided that Noble Systems has not breached any of its obligations hereunder, (iii) the Noble Innovations Board shall have recommended to Noble Innovations' stockholders a Superior Proposal, (iv) the Noble Innovations Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) Noble Systems shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) Noble Innovations shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders, or alternatively, either Noble Innovations or Noble Systems shall have failed to obtain the requisite majority consent to approve the Merger.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may be amended by action taken by Noble Innovations and Noble Systems at any time before or after approval of the Merger by the stockholders of Noble Innovations and Noble Systems (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

Miscellaneous

Section 7.1. Non-survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to Noble Systems:

NOBLE SYSTEMS INCORPORATED
James Cole, President
3044 North 33rd Ave.
Phoenix, Arizona 85017

if to Noble Innovations:

NOBLE INNOVATIONS INC.
James Cole, President
3044 North 33rd Ave.
Phoenix, Arizona 85017

with a copy to:

Donald J. Stoecklein
Stoecklein Law Group
402 West Broadway
Suite 690
San Diego, California 92101

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) "business day" means any day other than a day on which Nasdaq is closed;

(c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “knowledge'' or "known'' means, with respect to any matter in question, if an executive officer of Noble Innovations or Noble Systems or its subsidiaries, as the case may be, has actual knowledge of such matter;

(e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) “subsidiary" or "subsidiaries" of Noble Innovations, Noble Systems or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Noble Innovations, Noble Systems or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Noble Innovations, Noble Systems or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3, it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

NOBLE INNOVATIONS INC.

By:/s/James Cole
Name: James Cole
Title: President

NOBLE SYSTEMS INC.

By:/s/James Cole
Name: James Cole
Title: President